Exhibit 99.1

Bite Acquisition Corp. Announces the Separate Trading of its Common Stock and Warrants, Commencing APRIL 5, 2021

New York, NY – (March 30, 2021) – Bite Acquisition Corp. (the “Company”) announced today that, commencing April 5, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units.

Any units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “BITE.U”, and the shares of common stock and warrants that are separated will trade on the NYSE under the symbols “BITE” and “BITE WS”, respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

Registration statements relating to these securities were declared effective by the Securities and Exchange Commission (“SEC”) on February 11, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200. Copies of the registration statements can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bite Acquisition Corp.

Bite Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, it intends to focus its search on the traditional and non-traditional restaurant sectors in North America.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the public offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Bite Acquisition Corp.

Axel Molet Warschawski

axel@biteacquisitioncorp.com

+1 (212) 608-2923